SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of this 7th day of June, 2017 by and among The Crypto Company, a Nevada corporation (“Purchaser”), Croe, Inc., a Utah corporation (the “Company”), and John D. Thomas P.C., a Utah professional corporation (the “Sellers’ Representative”), solely in its capacity as the representative of the sellers listed on Schedule 1 hereto (each a “Seller” and collectively the “Sellers”).

RECITALS

WHEREAS, the Company is engaged in the business of designing athletic apparel;

WHEREAS, the Sellers, collectively, own 10,420,000 shares of common stock of the Company, par value $0.001 per share (the “Shares”);

WHEREAS, subject to the terms and conditions hereof, Purchaser desires to purchase all of the Shares, and the Sellers desire to sell, assign, transfer and convey all of the Shares to Purchaser for the consideration specified in this Agreement; and

WHEREAS, Annex A of this Agreement contains a list of references to defined terms.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Purchase and Sale of Shares. Subject to all the terms and conditions of this Agreement, at the Closing, the Sellers shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from the Sellers the Shares, free and clear of any and all Encumbrances (as defined in Section 2.5 below), for the consideration specified in Section 2 below.

2. Purchase Price.

2.1 Aggregate Consideration. Subject to and upon the terms and conditions of this Agreement, in consideration and as payment in full for the Shares, Purchaser shall pay to the Sellers an aggregate cash amount of $341,375, decreased by (a) the $50,000 deposit (the “Initial Deposit”) delivered to the Escrow Agent pursuant to the Escrow Agreement, (b) the Indemnification Escrow Amount (as defined in Section 2.4 below), and (c) the amount of Transaction Expenses (as defined in Section 2.5 below) that remain unpaid as of the Closing as of the Closing (the “Closing Cash Consideration”) by delivery to the Sellers of a wire transfer of immediately available funds into the Escrow Account, against and upon surrender by the Sellers of the Shares and in exchange for receipt of the Shares from the Sellers. The Closing Cash Consideration, the Initial Deposit and the Indemnification Escrow Amount (as defined in Section 2.4 below) are collectively referred to as the “Purchase Price.”

2.2 Escrow Account. The Purchase Price shall be deposited by Purchaser at or before the Closing into an escrow account (the “Escrow Account”) established pursuant to an escrow agreement (the “Escrow Agreement”), dated as of May 24, 2017, by and among the Purchaser, the Sellers’ Representative and J.M. Walker & Associates, Attorneys at Law, as escrow agent (the “Escrow Agent”), attached hereto as Exhibit A. The Escrow Account is a non-interest bearing account, proceeds from which will be paid to the Sellers in accordance with their Pro-rata Interests, as hereinafter defined.

2.3 Payment of the Purchase Price. At the Closing, the Closing Cash Consideration shall be distributed by the Escrow Agent in accordance with each Seller’s percentage interest equal to the number of shares of capital stock of the Company held by such Seller immediately prior to Closing divided by the aggregate number of Shares being purchased by the Purchaser pursuant to this Agreement (“Pro-rata Interest”). The Indemnification Escrow Amount will be paid by Purchaser pursuant to the terms of the Escrow Agreement by wire transfer of immediately available funds to the Escrow Agent.

2.4 Indemnification Escrow Amount. The portion of the Purchase Price otherwise payable to Deborah Thomas, a Seller, at Closing shall be reduced by an amount equal to $23,240 (the “Indemnification Escrow Amount”), to be transferred by the Escrow Agent to a trust account held by Sellers’ Representative for the benefit of Ms. Thomas and will be used to satisfy the Sellers’ liabilities, if any, arising under Section 8.2(b), and will be paid to Ms. Thomas, on the one hand, or the Purchaser, on the other hand, in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

2.5 For purposes of this Agreement,

(a) “Encumbrance” or “Encumbrances” means any and all liens, encumbrances, claims, charges, community or other marital property interests, equitable interests, options, security interests, pledges, mortgages, deeds of trust, hypothecations, rights of first offer or first refusal, buy/sell agreements, rights of way, easements, encroachments, servitudes, or other title retention agreements, covenants with respect to (or conditions governing) the use, construction, voting (in the case of any equity interest), transfer, receipt of income or exercise of any other attribute of ownership, or other restrictions of any kind whatsoever.

(b) “Liability” means any liabilities, debts, obligations, Encumbrances, duties or commitments of any nature whatsoever, asserted or unasserted, due or to become due, known or unknown, suspected or unsuspected, foreseen or unforeseen, direct or indirect, liquidated or unliquidated, disputed or undisputed, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise on or before the Closing Date.

(c) “Ordinary Course of Business” means, when used with reference to the Company, any action taken by a Person with respect to the Company or its business that is consistent with past practice and similar in nature and magnitude to actions taken in the normal day-to-day operations of the Company or its business consistent with past practices.

(d) “Person” means any individual, corporation, partnership, limited liability company, trust, business trust, limited liability partnership, joint stock company, unincorporated association, joint venture or any other entity.

(e) “Transaction Expenses” means all fees and expenses payable by or on behalf of the Sellers and the Company in connection with the transactions contemplated by this Agreement, including all legal fees and expenses, accounting fees and expenses, Tax advisory fees and expenses, and financial advisory fees and expenses related to such process.

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3. Closing. Subject to the satisfaction or waiver of all conditions to the Closing set forth in this Agreement, the consummation of the purchase and sale of the Shares (the “Closing”) shall take place at 10:00 a.m. Pacific time on any Business Day after the day on which the last of the conditions set forth in Section 7 is fulfilled or waived, which date shall be at Purchaser’s election, at the offices of Drinker Biddle & Reath LLP located at 1800 Century Park East, Suite 1500, Los Angeles, California 90067 or on such other date and at such other place or time as the parties hereto may agree upon in writing (the date on which the Closing occurs is referred to herein as the “Closing Date”); provided, however, that such Closing Date shall take place on or before June 7, 2017.

4. Representations and Warranties Relating to the Company. The Company represents and warrants to Purchaser that the statements contained in this Section 4 are true and correct.

4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Utah. The Company has full power and authority to conduct its business to the extent now conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

4.2 Authority and Binding Obligation. The Company has all requisite power and authority to enter into this Agreement and to consummate and perform the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, including approval of the board of directors of the Company (the “Board of Directors”) and its stockholders. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Purchaser, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

4.3 Capitalization.

(a) As of the date hereof, the authorized capital stock in the Company consists of (i) Fifty Million (50,000,000) shares of common stock, par value $0.001 per share, of which 11,335,000 shares of common stock are issued and outstanding as of the date hereof; and (ii) Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share, of which no shares of preferred stock are issued and outstanding as of the date hereof. The Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Schedule 4.3 hereto sets forth a true and correct description of all issued and outstanding shares of capital stock of the Company as of the date hereof, the record holders thereof and the number of shares so held. The Company does not have and has never had equity securities or securities convertible into the equity of the Company issued and outstanding. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests or securities in the Company. There are no voting trusts, shareholders agreements, proxies or other agreements or understandings to which the Company or the Sellers are a party with respect to the voting or transfer of the Shares except certain lock-up agreements as disclosed by the Sellers to the Purchaser.

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(b) The Company has never adopted, sponsored or maintained any equity option plan or any other plan or agreement providing for equity compensation to any Person and there are no offers, options, warrants, puts, calls, purchase rights, subscription rights, exchange rights, equity appreciation, phantom stock, profit participation, or other rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any equity securities or interests of the Company or obligating the Company or any other Person to purchase or redeem any such equity securities or interests. The Company does not have and has never issued any convertible securities that upon exercise would entitle the holder to equity in the Company.

4.4 Subsidiaries. The Company has no direct or indirect subsidiaries and there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity.

4.5 No Conflicts; Regulatory Filings. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under, or give rise to a right of payment, termination, cancellation or acceleration of any material obligation or loss of any material benefit, or result in the imposition of any Encumbrance on any assets or property of the Company, under (a) any of the organizational documents of the or (b) any Contract or Law applicable to the Company. Except for filings with the SEC pursuant to the Securities Exchange Act of 1934, as amended, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, require any consent, approval, clearance, order or authorization of, notice to, or registration, declaration or filing with, any Governmental Entity or any other party to any Contract to which the Company is a party or otherwise bound.

4.6 Financial Information; No Liabilities.

(a) The Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) true and complete copies of: (i) the audited consolidated balance sheets of the Company as of December 31, 2016 and December 31, 2015, and the related audited consolidated statements of income, changes in owners’ equity, and cash flows for the years then ended, (ii) the unaudited consolidated balance sheets of the Company as of the quarters ended September 30, 2016 and September 30, 2015, and the related audited consolidated statements of income, changes in owners’ equity, and cash flows for the nine-month periods then ended, and (iii) the unaudited consolidated balance sheets of the Company as of March 31, 2017 (the “Recent Balance Sheet”) and March 31, 2016, and the related unaudited and consolidated statements of income for the respective three-month periods then ended ((i), (ii) and (ii) being referred to herein, collectively, as the “Financial Statements”). The Financial Statements (including the notes to the audited financial statements) (i) were derived from and in accordance with the books and records of the Company, and (ii) each fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject to normal and recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be material). As of the date of this Agreement and as of the Closing, the Company does not, and the Company will not, have any Liabilities, including any Liabilities (i) identified in the Financial Statements and the notes thereto; (ii) incurred by the Company in the Ordinary Course of Business since the Recent Balance Sheet date that are not, individually or in the aggregate, material; (iii) relating to the performance under Contracts that have not yet been fully performed and under which the Company is not in breach or default; (iv) incurred by the Company in connection with the transactions contemplated by this Agreement and satisfied on or prior to the Closing Date; or (v) created by or related to Transaction Expenses.

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(b) As of the date of this Agreement and as of the Closing, there are no, and there will not be any, accounts or notes receivable by the Company representing obligations from sales made or services rendered in the Ordinary Course of Business.

4.7 Absence of Changes. Since the date of the most recent audited Financial Statements, the Company has conducted its business in the Ordinary Course of Business and there has not been, with respect to the Company, any:

(a) change, event or condition (whether or not covered by insurance) that has or could reasonably be expected to result in a Material Adverse Effect;

(b) issuance, sale (or other disposition), split, combination or reclassification of any shares of the capital stock (or equivalent equity interests) of the Company, grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any capital stock (or other equity interests), or declaration or payment of any dividends or distributions on or in respect of any capital stock (or other equity interests) or redemption, purchase or acquisition of any capital stock (or other equity interests);

(c) material change in any method of accounting or accounting practice of the Company or its cash management practices or policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, except as required by U.S. generally accepted accounting principles (“GAAP”) or as disclosed in the notes to the Financial Statements;

(d) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Recent Balance Sheet outside of the Ordinary Course of Business;

(e) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property owned or licensed by the Company;

(f) material damage, destruction or loss (whether or not covered by insurance) to the property or assets of the Company;

(g) any investment in, or any loan (or forgiveness of any loan) to, any other Person, or any material capital expenditures;

(h) acceleration, termination, material modification to or cancellation of any material Contract (including any material Contract) to which the Company is a party or otherwise bound;

(i) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements delivered to Purchaser or required by applicable Laws, or (ii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

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(j) entry into a new line of business materially different from the business of the Company conducted as of the date of the most recent audited Financial Statements, or abandonment or discontinuance of lines of business existing as of such date;

(k) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law, or any acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(l) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of 1,000, individually (in the case of a lease, per annum) or in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of equipment or supplies in the Ordinary Course of Business;

(m) action to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing any Tax asset of Purchaser in respect of any post-Closing Tax period; or

(n) any contracts, leases, subleases, deeds, mortgages, licenses, instruments, notes, promises, plans, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and other arrangements or understandings, whether written or oral (each of the foregoing, a “Contract”) to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.8 Contracts and Commitments. As of the date of this Agreement and as of the Closing, there are no, and there will be no, Contracts to which the Company is a party or is otherwise bound.

4.9 Intellectual Property.

(a) The Company does not own, license or otherwise have any rights to any of the following: (i) inventions (whether patentable or not), discoveries, trade secrets, proprietary business and technical information and know-how, databases and data collections and all rights therein; (ii) copyrightable subject matter, works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights (iii) trademarks, trade names, logos, slogans, service marks, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (iv) software, firmware, computer applications, algorithms, databases, data collections, protocols, data structures, applications, command structures, development tools, source code, object code, application programming interfaces, architecture, files, records, schematics, and other related specifications and documentation; (v) data, files, records; (vi) except for www.croefit.com, internet domain names, web addresses, web pages, websites and related content, accounts social media companies and the content found thereon and related thereto, and URLs; (vii) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, reexaminations, renewals, reissues, substitutions and extensions thereof), patent applications, and other patent rights and any other governmental-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models) ((i) – (vii) collectively, “Intellectual Property”); or (viii) copies and tangible embodiments (in whatever form or medium, including electronic media) of any of the foregoing items or materials set forth or referenced in subsections (i) – (vii).

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(b) None of the products or services sold, offered for sale or otherwise provided to any Person, nor the conduct of the Company’s business as currently and formerly conducted, infringes, dilutes, misappropriates or otherwise violates any Intellectual Property rights of a Person and the Company has not received any written notice regarding, and has no Knowledge of, any claims or any basis for any claims thereof.

(c) There are no Proceedings (including any oppositions, interferences, reexaminations, inter partes reviews, or other post-grant challenges) settled, pending or, to the Company’s Knowledge, threatened (including in the form of offers to obtain a license) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company.

4.10 Real and Personal Property.

(a) Real Property. The Company does not own, nor has it ever owned, any real property and is not a party to any agreement or option to purchase any real property or interest therein, nor does the Company hold interest in real property leased or otherwise occupied by the Company. Schedule 4.10(a) hereto sets forth a certain real property sublease agreement for the property located at 11650 South State Street, Suite 240, Draper, Utah 84020 (the “State Street Sublease”), which, in accordance with its terms, shall be terminated by the Company on or before the Closing Date pursuant to the Sublease Termination Agreement, substantially in the form attached hereto as Exhibit C (the “Sublease Termination Agreement”), and all obligations and liabilities of the Company under the State Street Sublease, financial or otherwise, shall be deemed satisfied as of the Closing Date. To the Knowledge of the Company, there are no Proceedings pending or threatened in writing against or affecting the any real property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(b) Personal Property. The Company does not own or hold leasehold interests in any personal property or other assets

4.11 Transactions with Interested Persons. Neither the Sellers, officers or directors of the Company, or any entity controlled by such Persons: (a) have a Contract with the Company; (b) have any loans or receivables outstanding to the Company; (c) are otherwise indebted to the Company; (d) own any property, real or personal, tangible or intangible, required for or used in the businesses of the Company; (e) are owed any money or property by the Company; or (f) have any direct or indirect interest in any Person that has had business dealings or a financial interest in any transaction with the Company or that is in competition with the business of the Company.

4.12 Insurance. The Company does not hold any policies of insurance with respect to the business or assets of the Company.

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4.13 Litigation. There are no, and since the Company’s inception there have not been any, claims, disputes, legal actions, decrees, judgments, orders, settlement agreements, mediation, arbitration or other proceeding, suit or, to the Company’s Knowledge, governmental investigation (each of the foregoing, a “Proceeding”) pending or, to the Company’s Knowledge, threatened: (a) against or by the Company or its business, assets, officers, directors, shareholders, employees, or similar individuals in their capacities as such; or (b) against or by the Company, any Seller, or any Affiliate of such Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred or circumstances exist that would reasonably be expected to give rise or serve as a basis for any such Proceeding. There are no other Proceedings with continuing Liabilities imposed on or by or against the Company or its business or assets, or, to the Company’s Knowledge, its officers, directors, shareholders, employees or similar individuals in their capacities as such, before or by any Governmental Entity or other Person of any kind. There are no unsatisfied judgments, penalties or awards against or affecting the Company or its business, properties or assets. For purposes of this Agreement, an “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

4.14 Compliance with Laws.

(a) The Company has conducted and is conducting its business in material compliance with all federal, state or local or foreign law (including principles of common law), statute, ordinance, code, rule, regulation, resolution or promulgation, any Governmental Order, any Permit, or any similar provision having the force or effect of law (each of the foregoing, a “Law”) of any government, governmental department, commission, council, board, regulatory or administrative body, agency, or bureau, and any court, tribunal, magistrate, arbitrator or judicial body of the United States or otherwise, whether federal, state, city, or local (each of the foregoing, a “Governmental Entity”) applicable to them and their properties. The Company has not received any written notice (or, to the Company’s Knowledge, oral notice) of any material violation of any Law applicable to the Company. For purposes of this Agreement, “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Entity.

(b) The Company has timely filed all reports with the SEC as required pursuant to the Securities Exchange Act of 1934, as amended, together with any schedules and exhibits thereto.

(c) The Company hold all permits, licenses, certificates, registrations, exemptions and approvals of all Governmental Entities which are necessary for the business and operations of the Company as currently conducted (the “Permits”), except where the failure to hold such Permit would not have a Material Adverse Effect. The Company has not received any written notice or communication (or, to the Company’s Knowledge, oral notice) from or on behalf of any Governmental Entity alleging any violation of any Permit or alleging that the Company does not hold any Permit required in connection with the business and operations of the Company.

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4.15 Employees.

(a) The Company has no full-time employees and two (2) part-type employees who serve as Chief Executive Officer and Secretary, respectively, and one (1) independent contractor who serves as General Counsel for the Company. Schedule 4.15(a) sets forth a true and complete list of the Company’s employees and independent contractors. As of the date hereof, all compensation, including wages, commissions, and bonuses payable for services performed have been paid in full and there are no outstanding agreements, understandings, or commitments of the Company with respect to any compensation, commissions, or bonuses.

(b) All Persons characterized and treated by the Company as independent contractors are properly treated as independent contractors under all applicable Laws and no independent contractor has any basis to claim status as an employee of the Company.

(c) To the Knowledge of the Company, no officer or director of the Company has been: (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property or that of any partnership of which he or she was a general partner, any limited liability company of which he or she was a member or any corporation or business association of which he or she was an executive officer; (ii) convicted in a criminal Proceeding or named as a subject of a pending criminal Proceeding or been otherwise accused of any act of moral turpitude; (iii) the subject of any Governmental Order (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her ability to engage in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil Proceeding or by the SEC or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which judgment or finding has not been subsequently reversed, suspended, or vacated.

4.16 Brokers’ and Finders’ Fees. Other than any amounts payable to Patrick Shane or Bill Burton, the Company is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby. The Company agrees that neither the Purchaser nor the officers, directors, agents, representatives, employees, designees or assigns of the Purchaser shall be liable for any costs, expenses, fees, fines or penalties in connection with the Company’s engagement of Patrick Shane or Bill Burton.

4.17 Environmental Matters.

(a) The Company is and has at all times been in compliance in all material respects with all applicable Environmental Laws.

(b) The Company has not received any notice or claim, or written request for information pursuant to Environmental Laws, which, in each case, remains pending or unresolved, or is the source of ongoing obligations or requirements.

(c) No Hazardous Substance is or has been introduced, stored, handled or used at any of the facilities of the Company in contravention of Environmental Laws.

(d) For purposes of this Agreement;

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(i) “Environmental Laws” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Entity: (A) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (B) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances.

(ii) “Hazardous Substances” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, mold, flammable or explosive substances, and pesticides and any other substance that is harmful to human health or the environment.

4.18 Books and Records.

(a) The copies of the Articles of Incorporation of the Company, as certified by the Secretary of State of the State of Utah, and its bylaws as have been delivered to Purchaser are true, complete and correct and are in full force and effect.

(b) The stock, option and equity records of the Company fairly and accurately reflect the record ownership of all of the outstanding shares of capital stock and options, warrants, debt, equity and other rights to purchase capital stock or convert into capital stock or other equity interests of the Company. Complete and accurate copies of all minutes and other records of all meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders and the board of directors of the Company since its inception have been delivered to Purchaser.

4.19 Inventory. The Company has no salable or usable inventory, stock in trade, work-in-progress, finished goods or raw materials, including usable supplies or other items reflected on the books and records of the Company as inventory of the Company as of the Closing Date.

4.20 View to Operate. The Company was formed for the sole and exclusive purpose of designing, manufacturing and distributing athletic apparel and has made all commercially reasonable efforts to operate the business as a going concern, including, but not limited to, effectuating a direct registration of the Company’s common stock with the SEC with a view to raise capital. The Company’s determination to undertake the transactions contemplated hereunder, including, but not limited to, the determination to sell substantially all of its common stock, was undertaken after appropriate deliberation and evaluation and is based upon the reasonable business judgment of its Board of Directors and the Sellers.

4.21 No Material Untrue Statements. To the Knowledge of the Company, no representation or warranty pertaining to the Company contained in this Agreement, the other documents and certificates delivered by the Company or the Sellers in connection herewith contains any materially untrue statement or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

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4.22 Disclaimer of Warranties. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS SECTION 4, THE COMPANY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, AND PURCHASER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OTHER THAN THOSE SET FORTH HEREIN.

5. Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company and the Sellers’ Representative that the statements contained in this Section 5 are true and correct.

5.1 Organization and Qualification. Purchaser is a Nevada corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Purchaser has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

5.2 Authority and Binding Obligation. The execution and delivery of this Agreement and the consummation and performance of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and assuming the due authorization, execution and delivery hereof by the parties (other than the Purchaser) hereto, constitutes the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

5.3 No Conflicts; Regulatory Filings. The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of payment, termination, cancellation or acceleration of any material obligation or loss of any material benefit, or result in the imposition of any Encumbrance on any assets or property of Purchaser, under (a) any of the organizational documents of Purchaser or (b) any Laws applicable to Purchaser’s properties or assets. No notice, consent, approval, clearance, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other party to any Contract to which Purchaser is a party, is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.4 Brokers’ and Finders’ Fee. Purchaser has not incurred or become liable for any broker’s commissions or finder’s fee relating to or in connection with the transactions contemplated by this Agreement, or otherwise dealt with any brokers or finders in connection herewith or any of the transactions contemplated by this Agreement.

5.5 Financing. Purchaser has, and will have on the Closing Date and at all times during the period beginning on the date hereof and ending on the Closing Date, sufficient cash in hand or other sources of immediately available funds that are available to consummate the transactions contemplated hereby, including to pay the Purchase Price and the fees and expenses of Purchaser related to the transactions contemplated hereby. There is no circumstance or condition that, individually or in the aggregate with all other circumstances or conditions, could reasonably be expected to prevent or substantially delay the availability of such funds at the Closing.

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5.6 Acquisition of Equity For Investment. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares. Purchaser confirms that it can bear the economic risk of its investment in the Shares and can afford to lose its entire investment in the Shares. Purchaser is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Shares. Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable United States prospectus and registration requirements, except pursuant to an exemption therefrom under applicable United States securities Laws.

5.7 Solvency. Purchaser is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company. Purchaser is solvent as of the date of this Agreement and, assuming the satisfaction of the condition to the Sellers’ and the Company’s obligation to consummate the transactions contemplated hereby, Purchaser and its Affiliates (including the Company after Closing) will, after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Purchase Price and Transaction Expenses, all other amounts required to be paid, borrowed or refinanced in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses, be solvent at and after the Closing Date.

5.8 No Reliance. In connection with its decision to enter into this Agreement, Purchaser, for itself and on behalf of its Affiliates and related parties, acknowledges, represents, warrants, and agrees that: (a) Purchaser is a sophisticated party with such knowledge and experience in business matters that it appreciates the merits and risks of consummating the transactions contemplated hereby; and (b) Purchaser is not relying upon any representations and warranties and information other than that set forth in this Agreement and the documents and instruments contemplated herein.

6. Understandings and Covenants.

6.1 Mutual Cooperation. Subject to Section 6.6, the parties hereto will: (a) cooperate with each other to obtain as promptly as possible all consents, authorizations, orders or approvals of any Person, whether private or governmental, required in connection with the transactions contemplated by this Agreement; (b) coordinate and cooperate with one another in exchanging such information and reasonable assistance as the other may request in connection with all of the foregoing; and (c) use commercially reasonable efforts to cause the conditions to Closing as set forth in Sections 7.1 and 7.2 to be satisfied as soon as reasonably possible.

6.2 Conduct of the Business Pending Closing. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing, except to the extent expressly contemplated by this Agreement or as consented to in writing by Purchaser, the Company shall not take any action or omission which, if occurring immediately prior to the date of this Agreement, would have rendered Section 4.7 untrue.

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6.3 Access to Information. From the date of this Agreement until the Closing Date (or any earlier termination of this Agreement), the Company shall: (a) give to Purchaser and Purchaser’s accountants, attorneys, advisors and other representatives (“Purchaser’s Representatives”), reasonable access during normal business hours to the properties, books, bank account records, contracts and documents of or related to the Company and its business and properties, and permit Purchaser and any Purchaser’s Representatives to make such reasonable inspections thereof as Purchaser or Purchaser’s Representatives may reasonably request (including conducting physical inventories); and (b) cause its officers and advisors to deliver to Purchaser or the Purchaser’s Representatives, as requested, such financial, operating and other information regarding the Company’s business, Contracts, liabilities, personnel and properties as Purchaser or the Purchaser’s Representatives may reasonably request and which are in the possession or under the control of such officers and advisors; provided, however, that such access shall not unreasonably disrupt or interfere with the operations of the Company.

6.4 Notification of Certain Events. Each of the parties hereto shall promptly notify the others in writing of: (a) receipt of any notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any material claims, actions, Proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting the Company or its property or assets; (c) any representation or warranty made by such party contained in this Agreement becoming untrue or inaccurate in any material respect; and (d) any failure of the Company, the Sellers’ Representative or the Purchaser, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder.

6.5 Tax Matters.

(a) For purposes of this Agreement,

(i) “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

(ii) “Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

(iii) “Tax” and, collectively, “Taxes” mean any and all federal, state, provincial, county, local and foreign taxes, charges, fees, levies, customs, duties, impositions, or other assessments, including taxes based upon or measured by gross receipts, gross income, net income, franchise, estimated, escheat, alternative or add-on minimum, gains, profits, capital stock, net worth, production, business and occupation, stamp, transfer, sales, use, value added, services, excise, customs duties, ad valorem, property taxes, license, registration, withholding, payroll, recapture, employment, social security (or equivalent), fringe benefit, disability, unemployment, severance, windfall, premium, profits, utility, telecommunications and environmental, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not, or other tax of any kind whatsoever.

(iv) “Tax Return” means any return, declaration, report, election, claim for refund, information return or other document filed or required to be filed or supplied to a Tax authority in connection with the determination, assessment, collection or payment of Taxes, including any schedules or attachments thereto or any amendments thereof, and also including any statements furnished, or required to be furnished, to a Person for whom such a Tax Return is filed, or required to be filed.

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(b) Tax Returns. The Company to prepare and timely file all Tax Returns required of the Company with respect to the Pre-Closing Tax Period no later than sixty (60) calendar days following the Closing. Each Tax Return for a Straddle Period shall be prepared in accordance with existing procedures and practices and accounting methods of the Company as in effect on the date hereof, unless otherwise required by applicable Law. Purchaser will furnish such Tax Returns to the Sellers’ Representative for its review and approval (which approval will not be unreasonably withheld, conditioned or delayed) at least 30 days prior to the due date for filing such Tax Returns. All Tax Returns described in this Section 6.5(b) shall be prepared at the sole cost and expense of the Purchaser or the Company.

(c) Straddled Periods. In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be: (i) in the case of Taxes imposed on a periodic basis, including real, personal and intangible property Taxes, the amount of such Taxes shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) in the case of Taxes not described in (i) above, the amount of such Taxes shall be computed as if such taxable period ended as of the close of business on the Closing Date.

(d) Transfer Taxes. All transfer, documentary, sales, use, stamp and registration Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (the “Transfer Taxes”), shall be paid by the Purchaser when due, and the Person required by applicable Law will file all necessary Tax Returns and other documentation with respect to all Transfer Taxes and the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

6.6 Efforts to Consummate. Subject to the terms and conditions herein provided, each of the Sellers and the Purchaser shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective as promptly as practicable the transactions contemplated hereby (including the satisfaction, but not waiver, of the closing conditions set forth in Section 7 and obtaining consents of all Governmental Entities necessary to consummate the transactions contemplated hereby).

6.7 Public Announcements. Purchaser, on the one hand, and the Company and the Sellers’ Representative, on the other hand, shall consult with one another and seek one another’s approval (not to be unreasonably withheld, conditioned or delayed) before issuing any press release, or otherwise making any public statements, with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and approval; provided that each party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Law or any stock exchange or similar requirements, it being understood and agreed that each party shall use commercially reasonable efforts to provide the other parties with copies of any such announcement in advance of such issuance.

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6.8 Exclusive Dealing. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall not take, nor shall it permit any of its officers, directors, representatives, consultants, financial advisors, attorneys, accountants or other agents to: (a) solicit, initiate discussions or engage in negotiations with any Person (whether such negotiations are initiated by the Company, a third party or otherwise), other than Purchaser or its Affiliates, relating to the possible acquisition of any material portion of the equity or assets of the Company (whether by way of merger, purchase of equity, purchase of assets, loan or otherwise) or a refinancing or recapitalization of the Company (an “Acquisition Transaction”); (b) provide non-public information or documentation with respect to the Company to any Person, other than Purchaser or its Affiliates or its or their representatives, relating to an Acquisition Transaction; or (c) negotiate or enter into any definitive agreement with any Person, other than Purchaser or its Affiliates effecting an Acquisition Transaction. The Company shall promptly (and in any event within three Business Days after receipt thereof by the Company or Company’s representatives) advise Purchaser in writing of any inquiry, offer or proposal with respect to any possible Acquisition Transaction by any third party, including the material terms and conditions of such inquiry, offer or proposal, and the identity of the Person making the same.

6.9 Further Assurances. From time to time, at Purchaser’s request, whether on or after the Closing Date and without further consideration, Sellers’ Representative shall cause each Seller to execute and deliver or cause to be executed and delivered such further instruments of conveyance and transfer and take such other action as Purchaser reasonably may require more effectively to convey and transfer to Purchaser title to the Shares (free and clear of any and all Encumbrances) and to effectuate the transactions contemplated hereby. From time to time after the Closing, at a Seller’s request, whether on or after the Closing Date and without further consideration, Purchaser shall take such action (including executing and delivering documents) as the Sellers reasonably may require more effectively to effectuate the transactions contemplated hereby.

7. Conditions of the Closing.

7.1 Conditions to the Sellers’ Representative’s Obligations. The Sellers’ Representative’s obligation to sell and deliver the Shares to Purchaser and to consummate the Closing shall be subject to the satisfaction of each of the following conditions, except to the extent the Sellers shall have waived in writing such satisfaction:

(a) Adverse Proceedings. No provision of any applicable Law and no order, judgment, injunction or decree of any Governmental Entity shall be in effect which restrains or prohibits the transactions contemplated hereby.

(b) Performance of Conditions and Accuracy of Representations. (i) Purchaser shall have duly performed or complied with its covenants and obligations in Section 6 or otherwise under this Agreement to be performed prior to the Closing in all material respects; (ii) all of Purchaser’s representations and warranties set forth in Section 5 hereof (other than Purchaser’s Fundamental Representations) shall be true and correct in all respects as of the date hereof and on the Closing Date, as if made at and as of the Closing Date (except for such representations and warranties that speak only as of a specified date, which shall be true and correct as of such date), without regard to any materiality, material adverse effect or other similar qualification contained therein, except where the failure of such representations and warranties (other than Fundamental Representations) to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect; and (iii) all of Purchaser’s Fundamental Representations that are qualified as to materiality shall be true and correct as of the date hereof and on the Closing Date, as if made at and as of the Closing Date, and all of Purchaser’s Fundamental Representations that are not so qualified shall be true and correct as of the date hereof and in all material respects on the Closing Date, as if made at and as of the Closing Date (in each case except for Fundamental Representations that speak only as of a specified date, which shall be true and correct, or true and correct in all material respects, as applicable, as of such date).

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(c) Purchaser Closing Deliverables. Purchaser shall have delivered:

(i) to the Escrow Agent, in immediately available funds, the Closing Cash Consideration, delivered in the manner provided in Section 2.3 hereof and the Escrow Agreement;

(ii) to the Escrow Agent, in immediately available funds, the Indemnification Escrow Amount, delivered in the manner provided in Section 2.3 hereof and the Escrow Agreement;

(iii) to the Sellers’ Representative, an officer’s certificate of Purchaser certifying the matters set forth in Section 7.1(b); and

(iv) to the Sellers’ Representative, a copy of the Escrow Agreement duly executed by Purchaser.

7.2 Conditions to Purchaser’s Obligations. Purchaser’s obligations to purchase the Shares and to pay to each Seller the Purchase Price in the manner provided in Section 2.2 hereof shall be subject to the satisfaction of each of the following conditions, except to the extent Purchaser shall have waived in writing such satisfaction:

(a) Performance of Conditions and Accuracy of Representations. (i) The Company and the Sellers’ Representative shall have duly performed or complied with all of their respective covenants and obligations in Section 6 or otherwise under this Agreement to be performed prior to or at the Closing in all material respects; (ii) all of the representations and warranties of the Company set forth in Section 4 (other than the Company’s Fundamental Representations) shall be true and correct in all respects as of the date hereof and on the Closing Date, as if made at and as of the Closing Date (except for such representations and warranties that speak only as of a specified date, which shall be true and correct as of such date), without regard to any materiality, material adverse effect or other similar qualification contained therein, except where the failure of such representations and warranties (other than Fundamental Representations) to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect; and (iii) all of the Company’s Fundamental Representations that are qualified as to materiality shall be true and correct as of the date hereof and on the Closing Date, as if made at and as of the Closing Date, and all of the Company’s Fundamental Representations that are not so qualified shall be true and correct as of the date hereof and in all material respects on the Closing Date, as if made at and as of the Closing Date (in each case except for Fundamental Representations that speak only as of a specified date, which shall be true and correct, or true and correct in all material respects, as applicable, as of such date).

(b) Adverse Proceedings. No provision of any applicable Law and no order, judgment, injunction or decree of any Governmental Entity shall be in effect which restrains or prohibits the transactions contemplated hereby.

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(c) Sellers’ Representative’s Closing Deliverables. The Sellers shall have, or shall have caused to be, delivered to Purchaser:

(i) stock certificates representing the Shares;

(ii) share assignments transferring and conveying to the Purchaser title to the Shares, as owner, free and clear of all Encumbrances;

(iii) resolutions of the Board of Directors, certified as being correct and complete and then in full force and effect, (A) authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; (B) appointing Michael Poutre II as the sole director of the Company as of the Closing Date; and (C) appointing Michael Poutre II as Chief Executive Officer, James Gilbert as President, Ron Levy as Chief Operating Officer and Rafe Furst as Chief Investment Officer of the Company as of the Closing Date;

(iv) an officer’s certificate of the Company certifying the matters set forth in Section 7.2(a);

(v) a copy of the Escrow Agreement duly executed by the Sellers’ Representative;

(vi) a written resignation (containing customary releases) from and executed by each individual listed on Schedule 4.15(a), in the form attached hereto as Exhibit B; and

(vii) a copy of the Sublease Termination Agreement for the termination of the State Street Sublease, in the form attached hereto as Exhibit C, duly executed by the Company and the sublessor thereunder.

(d) The Company’s common stock shall be eligible for electronic deposit, trading and recordkeeping through the Depository Trust Company.

8. Survival and Indemnification.

8.1 Survival.

(a) All representations and warranties contained in this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto shall survive the Closing for a period of two (2) months from the Closing Date and shall thereafter be terminated and shall have no further force or effect, except that: (i) claims related to fraud shall survive indefinitely; and (ii) the representations and warranties of the Company in Section 4, shall survive for the period of the longest applicable statute of limitations and shall thereafter be terminated and shall have no further force or effect. For purposes of this Agreement, “Fundamental Representations” shall mean, collectively, the representations and warranties of: (y) the Company in Sections 4.1 (Organization and Qualification), 4.2 (Authority and Binding Obligation), 4.3 (Capitalization) and 4.16 (Brokers’ and Finders’ Fees); and (z) the Purchaser in Sections 5.1 (Organization and Qualification), 5.2 (Authority and Binding Obligation), and 5.4 (Brokers’ and Finders’ Fee).

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(b) The right of any party to recover any relief (including any Damages (as defined in Section 8.2 below)) against the other parties hereto resulting from, arising out of or incurred with respect to any inaccuracy in, breach or violation of or default under any particular representation or warranty contained in this Agreement shall terminate upon, and be forever barred from and following, the termination under Section 8.1(a) of such representation or warranty; provided, however, if a party provides to the Indemnifying Party written notice, prior to the day of termination of such representation or warranty, of a claim pertaining to an inaccuracy in, breach or violation of or default under a representation or warranty provided under this Agreement, then such claim of such party shall survive termination indefinitely until such claim is finally resolved.

(c) The covenants and agreements of the Company under this Agreement to be performed or complied with at or prior to the Closing shall survive the Closing for a period of two (2) months from the Closing Date and shall thereafter be terminated and shall have no further force or effect, and all other covenants and agreements under this Agreement shall survive until fully performed, unless limited by their terms or purpose.

(d) The indemnification obligations of the Sellers set forth in Section 8.2(b) shall survive the Closing for a period of two (2) months from the Closing Date and shall thereafter be terminated and shall have no further force or effect, except that the indemnification obligations set forth in Section 8.2(b) shall survive for the period of the longest applicable statute of limitations and shall thereafter be terminated and shall have no further for or effect.

8.2 Indemnification of the Parties.

(a) Subject to the limitations set forth in this Section 8, each party (the “Indemnifying Party”) shall indemnify and shall hold harmless each other party (the “Indemnified Parties”) and its respective officers, directors, agents, attorneys and employees, and each Person, if any, who controls or may control such Indemnified Party from and against any liability, loss, cost, expense, claim, lien or other damage, including reasonable attorneys’ fees and expenses and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers (all of the foregoing items for purposes of this Agreement are referred to as “Damages”), resulting from, arising out of or incurred with respect to:

(i) any misrepresentation or breach or default of any representation or warranty given or made by (A) the Company in Sections 4.1 (Organization and Qualification), 4.2 (Authority and Binding Obligation), 4.3 (Capitalization), 4.6 (Financial Information; No Liabilities), 4.13 (Litigation), 4.16 (Brokers’ and Finders’ Fees), 4.20 (View to Operate) or 4.21 (No Material Untrue Statements); or (B) the Purchaser in Sections 5.1 (Organization and Qualification), 5.2 (Authority and Binding Obligation), or 5.4 (Brokers’ and Finders’ Fee); and

(ii) any failure of the Indemnifying Party to perform or observe any covenant or agreement contained herein on their part to be performed or observed.

(b) The Sellers’ Representative shall also indemnify and hold the Purchaser Indemnified Parties harmless from and against any Damages resulting from, arising out of or incurred with respect to:

(i) any Transaction Expenses which are not paid on or prior to the Closing Date; and

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(ii) any indebtedness or liabilities that are not included in the final determination of the indebtedness or liabilities or Transaction Expenses pursuant to Section 2.5.

For purposes of this Section 8.2(b), “Damages” shall in no event be deemed to include any punitive or exemplary damages, except to the extent any such damages are actually paid to a third party.

8.3 Maximum Indemnification; Mitigation.

(a) The maximum liability of the Sellers’ Representative to Purchaser Indemnified Parties under this Agreement shall not exceed the Indemnification Escrow Amount. The maximum liability of Purchaser to Seller Indemnified Parties under this Agreement shall not exceed an amount equal to the Indemnification Escrow Amount.

(b) Each party shall use commercially reasonable efforts to mitigate all Damages incurred or reasonably expected to be incurred by it or any Indemnified Party it controls upon becoming aware of any fact, event or circumstance which has resulted in, or would reasonably be expected to give rise to, any such Damages; provided, however, that in no event shall the foregoing require the Indemnified Party to incur any out-of-pocket costs or expenses or expend unreasonable time or incur unreasonable overhead costs or expenses. The parties shall reasonably cooperate with each other with respect to resolving any claim or liability underlying any Damage with respect to which one party is obligated to indemnify any Indemnified Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or Liability.

8.4 Purchase Price Adjustment. The parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

8.5 No Rights to Indemnification or Contribution. From and after the Closing, without limiting any provision of this Agreement, the Sellers’ Representative shall have no rights hereunder or otherwise to indemnification or contribution from the Company with respect to any matter, including any misrepresentation or breach of any representation or warranty of the Company made in this Agreement or any document or certificate delivered in connection herewith, or any breach or nonfulfillment of any covenant or obligation of the Company contained in this Agreement or any document or certificate delivered in connection herewith, and the undersigned Sellers hereby irrevocably release the Company from any Damages for any such claim. Further, the Sellers shall not be entitled to make any claim for indemnification against the Company by reason of the fact that the Sellers Representative or any of the Sellers’ respective Affiliates or representatives was a director, officer, employee, independent contractor or agent of the Company (whether such claim is for Damages or otherwise and whether such claim is pursuant to any Laws, organizational documents (including the Articles of Incorporation or By-Laws or similar documents of the Company), any Contract or otherwise, with respect to any claim for indemnification by any Purchaser Indemnified Parties against any Seller or any of its Affiliates or representatives (whether such claim is pursuant to this Agreement or otherwise).

9. Termination; Remedies.

9.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Section 9.1(b) and Section 9.1(c), by written notice by the terminating party to the other party):

(a) by the mutual written consent of Purchaser and the Sellers;

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(b) by either Purchaser or the Sellers, if the Closing shall not have been consummated by the end of business on May 31, 2017 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of or resulted in the failure of the Closing to occur on or before such date; or

(c) by Purchaser or the Sellers, if there has been a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Purchaser, on the one hand, or the Company or the Sellers, on the other hand, which breach (i) causes the conditions set forth in Section 7.2 (in the case of termination by Purchaser) or Section 7.1 (in the case of termination by the Company or the Sellers’ Representative) not to be satisfied and (ii) shall not have been cured, if curable, within ten Business Days following receipt by the breaching party of written notice of such breach from the other party.

9.2 Effect of Termination. Sections 6.7, 10, 11.1, 11.2, 11.6, 11.7, 11.8, 11.10, 11.13, and 11.14 shall remain in full force and effect and survive any termination of this Agreement. Except as provided in the preceding sentence, in the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability or obligation on the part of Purchaser, the Company, any Seller or their respective officers, directors, or shareholders; provided, however, that if this Agreement is terminated because of a willful breach of this Agreement by the non-terminating Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of a non-terminating Party’s willful failure to comply with his, her or its obligations under this Agreement, the terminating Party’s right to pursue all legal and equitable remedies shall survive such termination unimpaired.

10. Sellers’ Representative.

10.1 Sellers’ Representative. Each of the Sellers hereby irrevocably constitutes and appoints John D. Thomas P.C. as such Seller’s attorney-in-fact and agent in connection with the execution and performance of this Agreement. This power of attorney is irrevocable and coupled with an interest, and shall not be affected in any manner, including by the death, incapacity, illness, dissolution, revocation or other inability to act of such Seller. The power and authority of the Sellers’ Representative, as described in this Agreement, shall continue in force until all rights and obligations of the Sellers under this Agreement shall have terminated, expired or been fully performed.

10.2 Authority. Each of the Sellers hereby irrevocably grants to the Sellers’ Representative exclusive and full power and authority to:

(a) prepare, execute and deliver, on behalf of such Seller, and to accept delivery of, on behalf of such Seller, all such certificates, instruments and other documents as may be deemed by the Sellers’ Representative, in its sole discretion, to be appropriate to consummate the transaction contemplated hereby;

(b) endorse and to deliver on behalf of such Seller, certificates, or assignments separate from certificate, representing, assigning and transferring, the Shares to be sold or contributed by such Seller at the Closing;

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(c) make the computations and allocations to the Purchase Price, and adjustments thereto, contemplated by this Agreement;

(d) acknowledge receipt at the Closing or thereafter of the Purchase Price and any other payment contemplated by this Agreement, to designate the manner of payment of the Purchase Price and any such other payment, and to certify, on behalf of such Seller, as to the accuracy of the representations and warranties of such Seller under, or pursuant to the terms of, this Agreement;

(e) (i) dispute or refrain from disputing, on behalf of such Seller, any claim made by Purchaser under this Agreement; (ii) negotiate and compromise, on behalf of such Seller, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; and (iii) execute, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy;

(f) waive, on behalf of such Seller, any closing condition contained in Section 7 of this Agreement and to give or agree to, on behalf of such Seller, any and all consents, waivers, amendments or modifications, deemed by the Sellers’ Representative, in its sole discretion, to be necessary or appropriate under this Agreement and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(g) enforce, on behalf of such Seller, any claim against Purchaser arising under this Agreement;

(h) receive, on behalf of such Seller, any notices or summons;

(i) engage attorneys, accountants and agents at the expense of the Sellers;

(j) amend this Agreement or any of the instruments to be delivered to Purchaser by such Seller pursuant to this Agreement; and

(k) make all such determinations and decisions, and give such instructions and to take such action or refrain from taking such action, on behalf of such Seller, as the Sellers’ Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement.

10.3 Payments to Sellers. Except as otherwise expressly provided in this Agreement, subject to the Sellers’ Representative’s right to retain amounts to pay expenses incurred in connection with fulfillment of its duties hereunder, all amounts received by the Sellers’ Representative pursuant to this Agreement, and any other amounts to be released or paid to the Sellers hereunder, shall be promptly distributed to the Sellers in accordance with and as required by their Pro-rata Interest and the respective priorities, preferences and rights set forth on Schedule 1 hereto.

10.4 Limitations on Authority. In discharging its responsibilities hereunder, except as otherwise contemplated in this Agreement, the Sellers’ Representative shall treat all Sellers equally.

10.5 Actions by Sellers. Each Seller agrees that, notwithstanding the foregoing, at the request of Purchaser or the Sellers’ Representative, such Seller shall take all actions necessary or appropriate to consummate the transaction contemplated hereby (including delivery of such Seller’s Shares and acceptance of the purchase price therefor) individually on such Seller’s own behalf, and delivery of any other documents required of the Sellers pursuant to the terms hereof.

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10.6 Indemnification of Sellers’ Representative. Each Seller shall indemnify the Sellers’ Representative against any Damages (except such Damages as result from the Sellers’ Representative’s gross negligence or willful misconduct) that the Sellers’ Representative may suffer or incur in connection with any action or omission of the Sellers’ Representative. Each Seller shall bear its pro rata share of such Damages in accordance with such Seller’s Pro-rata Interest. The Sellers’ Representative shall not be liable to any Seller with respect to any action or omission taken or omitted to be taken by the Sellers’ Representative pursuant to this Section 10, except for its gross negligence or willful misconduct.

10.7 Purchaser’s Reliance. Purchaser will be entitled to rely upon, without investigation, any act, notice, instruction or communication from the Sellers’ Representative on behalf of the Sellers and will not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Sellers’ Representative. A notice to Sellers’ Representative shall be deemed to be notice to all Sellers hereunder, and a decision, act, consent or instruction of the Sellers’ Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of all Sellers and shall be final, binding and conclusive upon the Sellers. Any payment by Purchaser to Sellers’ Representative under this Agreement will be considered a payment by Purchaser to all of the Sellers.

10.8 Successor Appointment. In the event that John D. Thomas P.C. refuses to serve, or is no longer capable of serving, as Sellers’ Representative, Sellers shall appoint another person to serve as Sellers’ Representative; provided that such appointment is consented to by Purchaser, which consent shall not be unreasonably withheld.

11. Miscellaneous.

11.1 Jurisdiction; Venue; Services of Process. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Nevada and of the United States of America, in each case located in Clark County, for any Proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Nevada or the United States of America, in each case located in Clark County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

11.2 Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES AND COVENANTS TO WAIVE IN ANY TRIAL, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

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11.3 Waivers. Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver or, with respect to any waiver on behalf of the Sellers, such written waiver must be signed solely by the Sellers’ Representative and shall be binding on all Sellers. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

11.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given only if done in the following ways: (i) on the day of delivery if delivered personally, (ii) two Business Days after the date of mailing if mailed by registered or certified first class mail, postage prepaid, (iii) the next Business Day following deposit with an overnight air courier service which guarantees next day delivery, or (iv) when sent, if sent by facsimile or email (receipt acknowledged), to the other party at the following address (or to such Person or Persons or such other address or addresses as a party may specify by notice pursuant to this provision):

(a) If to Purchaser, to:

The Crypto Company

23805 Stuart Ranch Road, Suite 235

Malibu, CA 90265
Attention: Michael Poutre II
Facsimile No.: (310) 229-1285

Email: mike@thecryptocompany.com

With a copy to (which shall not constitute notice to Purchaser):

Drinker Biddle & Reath LLP

1800 Century Park East, Suite 1500

Los Angeles, CA 90067
Attention: Alan A. Lanis, Jr., Esq.
Facsimile: (310) 229-1285

Email: jr.lanis@dbr.com

(b) If to the Company (before the Closing) or Sellers, to:

Croe, Inc.

11650 South State Street, Suite 240

Draper, UT 84020
Attention: Deborah Thomas, Chief Executive Officer
Facsimile: (801) 816-2599

Email: Ally4595@gmail.com

(c) If to the Sellers’ Representative, to:

John D. Thomas P.C.

11650 South State Street, Suite 240

Draper, UT 84020
Attention: John D. Thomas, President

Facsimile: (801) 816-2599

Email: jthomas@acadiagrp.com

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With a copy to:

J.M. Walker & Associates, Attorneys at Law
7841 S. Garfield Way
Centennial, CO 80122
Attention: Jody M. Walker, Esq.
Facsimile: (303) 482-2731

Email: jmwlkr85@gmail.com

11.5 Amendments. At any time prior to the Closing Date, this Agreement may be amended, supplemented or modified by a writing signed by the Purchaser and the Sellers’ Representative (on behalf of all Sellers pursuant to Section 10).

11.6 Expenses. Purchaser shall bear the expenses of Purchaser in connection with this Agreement and the transactions to effectuate this Agreement. The Company shall bear the expenses of the Company and the Sellers in connection with this Agreement and the transactions to effectuate this Agreement, including financial advisors’, attorneys’ and accountants’ fees, if any, in connection with the transactions to effectuate this Agreement. Notwithstanding anything in the foregoing, in the event that any expenses of the Company or the Sellers have not been paid by the Company as of the Closing, such expenses shall be deducted from the Purchase Price payable to the Sellers in accordance with the provisions of Section 2.3 hereof.

11.7 Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

11.8 Governing Law. This Agreement shall be governed by and interpreted in accordance with the Laws of the State of Nevada, without reference to its conflicts of law provisions.

11.9 Section and Paragraph Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11 Parties in Interest. Except for the rights conferred upon Indemnified Parties, nothing contained in this Agreement, is intended to confer upon any Person, other than the parties hereto and their permitted assignees, any rights or remedies under or by reason of this Agreement. Purchaser may assign this Agreement and any of its rights hereunder (but not its obligations) in whole or in part to any Affiliate of Purchaser, and to any other Person that is a successor to Purchaser or all or any portion of its business whether by merger, combination, recapitalization, stock sale, asset sale or otherwise; provided, however, that no such assignment shall relieve Purchaser of its obligations hereunder. The Company, the Sellers and the Sellers’ Representative shall not assign this Agreement or any rights hereunder, or delegate any obligations hereunder, to any other Person without prior written consent of Purchaser. Subject to the preceding sentences, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

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11.12 Definition of Knowledge, Business Day and Material Adverse Effect. For purposes of this Agreement, (a) the term “Knowledge” (including any derivation thereof) as applied to the Company or the Sellers shall mean information which any officer or director of the Company actually knew; provided that such individuals shall be deemed to have knowledge of a particular fact or other matter if such knowledge would have been obtained from reasonable inquiry of the individuals charged with administrative or operations responsibility for the subject matter of the representation in question; (b) the term “Business Day” shall mean a day (i) other than a Saturday or Sunday and (ii) on which commercial banks are open for business in Las Vegas, Nevada, and (c) the term “Material Adverse Effect”) shall mean any event, circumstance, change, occurrence or effect (collectively, “Events”) or series of Events that, individually or in the aggregate, has a material and adverse effect upon the assets, liabilities, financial condition or operating results of the Company; provided that none of the following (either alone or in combination with any other Event) shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse Event arising from or relating to (i) general business, industry or economic conditions, including such conditions related to the business or the industry in which it operates, (ii) any failure by the Company to meet, with respect to any period or periods, any projections or forecasts, estimates of earnings or revenues or business plan, (iii) national or international political, regulatory or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (iv) changes in GAAP, (v) changes in Laws, (vi) the taking of any action or omission to act required by this Agreement and the other agreements contemplated hereby (including the taking of any action or omission to act with the prior written consent of Purchaser), or (vii) any “act of God,” including natural disasters and earthquakes; provided further, that any Event referred to in clauses (i), (iii), (iv), (v), or (vii) immediately above shall be taken into account in determining whether there has been a Material Adverse Effect to the extent that such Event has a materially disproportionate effect on the Company compared to other participants in the industries in which the Company participates.

11.13 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Within this Agreement and all other documents required to consummate the transactions contemplated herein, the singular shall include the plural and the plural shall include the singular, the use of the term “including” shall be read to follow with the words “without limitation,” and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar say is not a Business Day, then such action may be deferred until the next Business Day. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

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11.14 Severability. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

11.15 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without any requirement to post security as a prerequisite to obtaining an injunction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Company, the Sellers and the Sellers’ Representative, on the one hand, and the Purchaser, on the other hand, hereby waives any defense that a remedy at law would be adequate and agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company, any Seller, the Sellers’ Representative, or the Purchaser, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company, the Sellers, the Sellers’ Representative, and the Purchaser, as applicable, under this Agreement. Except as otherwise provided herein, any and all remedies herein conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by applicable Law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

PURCHASER

The Crypto Company

By:	/s/ Michael Poutre
Michael Poutre, Chief Executive Officer

sellers’ representative

John D. Thomas, P.C.

By:	/s/ John D. Thomas
John D. Thomas, President

COMPANY

Croe, Inc.

By:	/s/ Deborah Thomas
Deborah Thomas, Chief Executive Officer

-i-

Table of Contents

(continued)

-ii-

EXHIBITS AND SCHEDULES

Schedule 1 Sellers

Schedule 4.3 Capitalization

Schedule 4.10(a) Terminated Sublease Agreement

Schedule 4.15(a) Employees

Exhibit A Escrow Agreement

Exhibit B Form of Resignation and Release

Exhibit C Form of Sublease Termination Agreement

-iii-

Annex A

DEFINITIONS

Term	Section
“Acquisition Transaction”	Section 6.8
“Affiliate”	Section 4.13
“Agreement”	Preamble
“Board of Directors”	Section 4.2
“Business Day”	Section 11.12
“Closing”	Section 3
“Closing Cash Consideration”	Section 2.1
“Closing Date”	Section 3
“Company”	Preamble
“Contract”	Section 4.7(n)
“Damages”	Section 8.2(a)
“Encumbrance”	Section 2.5(a)
“Encumbrances”	Section 2.5(a)
“Environmental Laws”	Section 4.17(d)(i)
“Escrow Account”	Section 2.2
“Escrow Agent”	Section 2.2
“Escrow Agreement”	Section 2.2
“Events”	Section 11.12
“Financial Statements”	Section 4.6(a)
“Fundamental Representations”	Section 8.1(a)
“GAAP”	Section 4.7(c)
“Governmental Entity”	Section 4.14(a)
“Governmental Order”	Section 4.14(a)
“Hazardous Substances”	Section 4.17(d)(ii)
“Indemnification Escrow Amount”	Section 2.4
“Indemnified Parties”	Section 8.2(a)
“Indemnifying Party”	Section 8.2(a)
“Initial Deposit”	Section 2.1
“Intellectual Property”	Section 4.9(a)
“Knowledge”	Section 11.12
“Law”	Section 4.14(a)
“Liability”	Section 2.5(b)
“Material Adverse Effect”	Section 11.12
“Ordinary Course of Business”	Section 2.5(c)
“Permits”	Section 4.14(c)
“Person”	Section 2.5(d)
“Pre-Closing Tax Period”	Section 6.5
“Proceeding”	Section 4.13
“Pro-rata Interest”	Section 2.3
“Purchase Price”	Section 2.1
“Purchaser”	Preamble
“Purchaser’s Representatives”	Section 6.3
“Recent Balance Sheet”	Section 4.6(a)
“SEC”	Section 4.6(a)
“State Street Sublease”	Section 4.10(a)
“Seller”	Preamble
“Sellers”	Preamble
“Sellers’ Representative”	Preamble
“Shares”	Recitals
“Straddle Period”	Section 6.5
“Sublease Termination Agreement”	Section 4.10(a)
“Tax”	Section 6.5(a)
“Tax Return”	Section 6.5(a)
“Taxes”	Section 6.5(a)
“Termination Date”	Section 9.1(b)
“Transaction Expenses”	Section 2.5(e)
“Transfer Taxes”	Section 6.5(d)